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                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of May 15, 2000, is between Serologicals Corporation, (the "Corporation") and David Dodd (the "Executive").

         WHEREAS, the Corporation desires to secure Executive's employment in an executive capacity and to compensate him for such employment; and

         WHEREAS, the Executive is willing to be employed by the Corporation upon the terms and subject to the conditions contained in this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

Section 1.        Position, Duties and Responsibilities.

         (a) Executive shall serve as the Chief Executive Officer of the Corporation responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Corporation, its affiliates, subsidiaries or divisions as may be assigned by the Board of Directors of the Corporation. The Board of Directors shall also appoint the executive to be a member of the Board of Directors and Executive agrees to serve as such.

         (b) Executive will devote all his business time and attention to the business and affairs of the Corporation and its subsidiaries consistent with his position and shall faithfully perform his duties to the best of his ability and in accordance with the direction and orders of the Board of Directors of the Corporation. Nothing herein, however, shall preclude Executive from engaging in charitable and community affairs, or giving attention to Executive's investments, or by serving on the Board of Directors of a for-profit corporation to the extent that this service is not detrimental to the Corporation and the Board of Directors of the Corporation has consented thereto (such consent not to be unreasonably withheld), provided that such activities do not interfere with the performance of his duties and responsibilities enumerated herein, and provided further, that the Board of Directors of the Corporation may annually review the Executive's service on other Boards of Directors and remove its consent thereto annually.

         (c) Except as otherwise specifically stated herein, Executive shall be subject to all of the requirements and provisions described in the Corporation's employee handbook or personnel manual and the policies of corporate governance established by the Board of Directors, as they may be amended from time-to-time. If a provision in any policy conflicts with this Agreement, the terms of this Agreement shall prevail.

         (d) Following any termination of the Executive's employment, upon the request of the Corporation, the Executive shall reasonably cooperate with the Corporation in all matters relating


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to the winding up of pending work on behalf of the Corporation and the orderly transfer of work to other employees of the Corporation. The Executive shall also reasonably cooperate in the defense of any action brought by any third party against the Corporation that relates in any way to the Executive's acts or omissions while employed by the Corporation. The Corporation shall reimburse the Executive for his reasonable out-of-pocket costs, and lost wages, if any, as permitted by law, incurred in cooperating with the Corporation.

SECTION 1.        TERM.

                  Executive's employment shall commence on June 1, 2000 (the "Effective Date") and continue for two (2) years, unless otherwise terminated pursuant to the provisions hereof (the "Initial Expiration Date"). On each anniversary of the Initial Expiration Date, this Agreement will be renewed automatically for an additional one (1) year period (without any action by either party) on the last day of the Initial Expiration Date and on each anniversary thereof, unless one party gives to the other at least thirty (30) days prior written notice that the Executive's employment is to be terminated. Either party may elect not to renew this Agreement for any reason.

SECTION 2.        COMPENSATION AND RELATED MATTERS.

         (a) Base Salary. Executive shall be paid a base salary (the "Base Salary") equal to $335,000 per year. The Base Salary shall be payable to Executive in the manner and on the date(s) on which the Corporation pays its other executives, but in no event less frequently than monthly.

         (b) Incentive Compensation. Executive shall be eligible to participate in such bonus and incentive compensation plans of the Corporation, if any, in which other executives of the Corporation are generally eligible to participate, as the Board or a committee thereof shall determine from time-to-time in its sole discretion, subject to and in accordance with the terms and provisions of such plans. Specifically , Executive shall be entitled to a bonus equal to 50%-75% of Executive's Base Salary upon the achievement of the operating goals established by the Board of Directors. Schedule A attached hereto (as such may be revised by mutual agreement of the Executive and the Board of Directors within 90 days hereof) sets forth the operating goals for the first year of employment.

         (c) Employee Benefit Programs. Executive shall be eligible to participate in the employee benefit programs (subject to their respective terms) now provided or as may hereinafter be provided by the Corporation to its executives. Current benefit programs include:

                  -        Group Health Insurance

                  - Corporation Paid Life Insurance (two times Executive's annual salary)

                  -        Supplemental and Dependent Life Insurance


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                  -        Serologicals, Inc.'s Employees' Retirement Plan -
                           401(k)

                  -        Short-term Disability Insurance

                  -        Long-term Disability Insurance

                  -        Flexible Spending Account (Medical and Dependent
                           Care)

                  -        Serologicals Corporation's Employee Stock Purchase
                           Plan

                  -        Director's and Officer's Liability Insurance

                  The Corporation shall reimburse Executive for the costs of comparable disability insurance for the initial period of employment that disability insurance is not available to the Executive under the Corporation's disability insurance plan.

         (d) Stock Options. Executive is hereby granted employee stock options to purchase 225,000 shares of the Corporation's $.01 par value common stock ("Common Stock") at the initial exercise price which shall be the fair market value of such stock on the date of grant ("Options"). In addition, upon approval by the Corporation's stockholders of an amendment to the Corporation's Second Amended and Restated Omnibus Incentive Plan allowing grants in any fiscal year to one person of 450,000 or more, the Corporation shall grant to Executive employee stock options to purchase 225,000 shares of Common Stock at an initial exercise price equal to the fair market value of such stock on the date of grant (the "Additional Options"). The Options and the Additional Options shall have a term of six (6) years from the date of the respective grant date. The Options and the Additional Options shall vest at the rate of twenty-five (25) percent per anniversary date of the Effective Date. Executive shall have the right to exercise any vested Options and any vested Additional Options at any time during his employment and/or within ninety (90) days after the termination of Executive's employment with the Corporation other than for Cause (as defined below). The Options and the Additional Options shall be issued pursuant to a stock option agreement entered into by Executive and the Corporation and shall be subject to all the other terms and conditions contained in the Corporation's Omnibus Incentive Plan, the provisions of which shall be determined in the sole discretion of the Board of Directors or a committee thereof.

         (e) Reimbursement of Expenses. It is contemplated that in connection with Executive's Employment hereunder, Executive may be required to incur business, entertainment and travel expenses. The Corporation agrees to promptly reimburse Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all expenses of travel and living expenses while away from home on business or at the request of, and in service of, the Corporation) incurred or expended by Executive incident to the performance of Executive's duties hereunder; provided, that Executive properly accounts for such expenses in accordance with the policies and procedures established by the Board and applicable to the executives of the Corporation.


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         (f)      Paid Time Off. Executive shall be entitled, in each calendar year of Executive's employment, to the number of paid vacation days determined by the corporation from time-to-time to be appropriate for its executives, but in no event less than four (4) weeks in any such year during Executive's Employment (pro-rated, as necessary, for partial calendar years during Executive's Employment). Executive may take Executive's allotted vacation days at such times as are mutually convenient for the Corporation and Executive, consistent with the Corporation's vacation policy in effect with respect to its executives. Executive shall also be entitled to forty (40) hours of family/medical paid time off and forty (40) hours of sick leave per calendar year (pro-rated, as necessary, for partial calendar years during Executive's Employment). Executive shall also be entitled to all paid holidays given by the Corporation to it executives.

         (1) Automobile. During the Term, the Corporation shall reimburse the Executive the cost of leasing a new full-size automobile with a cost not to exceed $1,100 per calendar month. Such cost shall include costs and expenses for the operation and maintenance and insurance costs of the Executive's automobile.


SECTION 3.        TERMINATION.

         (a) Disability of the Executive. In the event of Executive's incapacity or inability to perform Executive's services as contemplated herein for an aggregate of ninety (90) days during any twelve (12) month period due to the fact that Executive's physical or mental health shall have become impaired so as to make it impossible for Executive to perform the duties and responsibilities contemplated for Executive hereunder, the Corporation shall have the right to declare, upon two (2) weeks prior written notice rendered to Executive, a disability termination, whereupon Executive shall receive (if Executive is entitled thereto) the short and/or long-term disability benefits provided by the Corporation. In the event Executive has commenced receiving benefits under the Corporation's disability plans, until termination of Executive's employment under Section 3(a), the Corporation shall not be obligated to pay to Executive with regard to Base Salary an amount greater than the difference between Executive's Base Salary then in effect and any such disability benefits Executive is then receiving.

         (2) Death of the Executive. In the event Executive dies during Executive's employment hereunder, Executive's employment shall automatically terminate without notice on the date of Executive's death, except that Executive's estate shall receive the death benefits, if any, provided by the Corporation.

         (3) Termination by the Corporation for Cause. Nothing herein shall prevent the Corporation from terminating Executive's employment for Cause (as defined below). From and after the date of such termination, Executive shall no longer be entitled to receive the Base Salary or any other compensation which would have otherwise been due and all Options and Additional Options shall terminate immediately. Any rights and benefits that Executive after his termination by the Corporation for Cause may have in respect to any other compensation or any employee benefit plans


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or programs of the Corporation shall be determined in accordance with the terms of such other compensation arrangements, plans or programs, and in any event, Executive shall have no rights or benefits under any arrangement, plan or program unless such arrangement, plan or program is in writing and Executive is a participant in such arrangement, plan or program. The term "for Cause", as used herein, shall mean (i) the Executive's willful misconduct, gross negligence or dishonesty in the performance of his duties on behalf of the Corporation,
(ii) the willful neglect, failure or refusal of the Executive to carry out any reasonable request of the Board of Directors of the Corporation consistent with the obligations of Executive contemplated hereunder, (iii) the material breach of any provision of this letter by the Executive or (iv) the entering of a plea of guilty or nolo contendere to, or the Executive's conviction of, a felony or other crime involving moral turpitude, dishonesty, theft or unethical business conduct. Termination of employment pursuant to this Section 3(c) shall be made to the Executive by, and be effective upon, written notice from the Board of Directors; provided, that in the case of clauses (ii) and (iii) in the preceding sentence, Executive shall be given fifteen (15) days' prior written notice, and an opportunity to cure during such period; provided, further, that the Corporation shall not be required to give more than one such notice.

         (4) All Other Terminations by the Company. Notwithstanding the foregoing, the Corporation may terminate Executive's employment at any time. If Executive's employment is terminated for any reason other than "for Cause", death or disability, including, but not limited to, resignation at the request of the Board of Directors, Executive shall continue to receive Executive's current Base Salary and benefits for a period of one (1) year from the date of such termination.

         (5) Membership on Board of Directors. Upon any termination of the Executive's employment hereunder for any reason, the Executive agrees to resign from the Board of Directors of the Corporation and all other offices and Board memberships of the Corporation and its subsidiaries and affiliates upon request.

SECTION 4. NONDISCLOSURE. Executive acknowledges and agrees that, during Executive's employment by the Corporation hereunder, Executive has or will come to have knowledge and information with respect to trade secrets or confidential or secret plans, projects, materials, business methods, operations, techniques, customers, employees, donors, products, processes, financial conditions, policies and accounts of the Corporation with respect to the business of the Corporation ("Confidential Information.") Executive agrees that Executive will not at any time divulge, furnish or make accessible to anyone (other than in the regular course of Executive's performance of services for the benefit of the Corporation, its successors or assigns) any Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) is known generally to the public (other than as a result of unauthorized disclosure by Executive), (ii) was available to Executive on a nonconfidential basis prior to its disclosure to Executive by the Corporation or
(iii) is required to be disclosed pursuant to the valid order of a governmental agency or a judicial court of competent jurisdiction, in which case Executive shall give prompt written notice to the Corporation of such requirement so that the Corporation may take such action as it deems appropriate.


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SECTION 5.        NON-COMPETE AND NON-SOLICITATION. As a material inducement to the Corporation to enter into this Agreement, Executive agrees that at all times during Executive's Employment and for a period of twelve (12) months after the termination of Executive's Employment, Executive will not (i) act as a chief executive officer, president or the functional equivalent thereof for any Competing Business or serve in a capacity in any such Competing Business that would entail his creating or approving that business' strategic planning, including but not limited to acquisition, joint venture, marketing, financial and operational planning, or (ii) in any way, directly or indirectly through any means, including a business entity in which the Executive has an ownership, consultant, or employment interest or relationship, solicit, divert, or take away or attempt to solicit, divert, or take away customers of, the business of, or any of the donors of, the Corporation that dealt with the Corporation during Executive's Employment. Competing Business means another business engaged in the business(es) described in the Corporation's then current publicly filed documents at the time of termination and the business(es) specifically acknowledged in a separate writing by Executive and the Corporation as conducted by the Corporation.

Executive agrees that during Executive's Employment and for a period of twelve
(12) months after the termination for any reason of Executive's Employment, Executive will not in a geographic area in which the Corporation was conducting business during the term of Executive's Employment or at the date of termination thereof, directly, or indirectly through any means, including a business entity in which Executive has an ownership, consultant or employment interest or relationship, (i) solicit for employment any person who was employed by the Corporation or its affiliates during Executive's employment with the Company or
(ii) request or induce any donor to the Corporation or its affiliates to terminate their relationship with the Corporation or its affiliates and enter into a similar relationship with another business entity.

SECTION 6.        EXECUTIVE CREATIONS AND IDEAS.

         (a) Executive will maintain current and adequate written records on the development of, and disclose to the Corporation all Creations (as herein defined). "Creations" shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, reports, strategies, processes, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms, database schema, designs, and drawings, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive solely or jointly with others during the Term, which refer to, are suggested by, or result from any work which the Executive may perform during his employment, or from any information obtained from the Corporation or any affiliate of the Corporation. 'Creations,' however, shall not include the general business planning concepts, strategies or processes, including, but not limited to, those utilized by Executive in any prior employment.

         (b) The Creations shall be the exclusive property of the Corporation, and the Executive acknowledges that all of said Creations shall be considered as "work made for hire" belonging to the


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Corporation. To the extent that any such Creations, under applicable law, may not be considered work made for hire by the Executive for the Corporation, the Executive hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Corporation, without any further consideration, all right, title and interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials. The Corporation shall have the exclusive right to use the Creations, whether original or derivative, for all purposes without additional compensation to the Executive. At the Corporation's expense, the Executive will reasonably assist the Corporation in every reasonably proper way to perfect the Corporation's rights in the Creations and to protect the Creations throughout the world, including, without limitation, executing in favor of the Corporation or any designee(s) of the Corporation patent, copyright, and other applications and assignments relating to the Creations.

         (c) Should the Corporation be unable to secure the Executive's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to the Executive's mental or physical incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Corporation and each of its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by the Executive.

         (d) Because of the difficulty of establishing when any idea, process or invention is first conceived or developed by the Executive, or whether it results from access to Confidential Information or the Corporation's equipment, supplies, facilities, and data (collectively, "Corporation Information"), the Executive agrees that any idea, invention, research, plan for products or services, marketing plan, computer software (including, without limitation, source code), computer program, original work of authorship, character, know-how, trade secret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvement, rights, or claims (an "Idea") related to the foregoing, which refer to, are suggested by, or result from any work which the Executive performed during his employment with the Corporation or from any Corporation Information, shall be presumed to be a Creation if it is conceived, developed, used, sold, exploited or reduced to practice by the Executive or with the aid of the Executive within one (1) year after termination of employment. This paragraph, however, shall not apply to anything that is specifically excepted from the definition of "Creations" in the last sentence of Section 7(a). The Executive can rebut the above presumption if he proves that the idea, process or invention (a) was first conceived or developed after termination of employment, (b) was conceived or developed entirely on the Executive's own time without using any Corporation Information, and (c) did not result from any work performed by the Executive for the Corporation.

SECTION 7.        CORPORATION RESOURCES.


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         Executive may not use any of the Corporation's equipment for personal purposes without written permission from the Corporation. The Executive may not give access to the Corporation's offices or files to any person not in the employ of the Corporation without written permission of the Corporation.

SECTION 8.        INJUNCTIVE RELIEF.

         Executive understands and agrees that the Corporation will suffer irreparable harm in the event that the Executive breaches any of the Executive's obligations under Sections 5, 6 or 7 hereof and that monetary damages will be inadequate to compensate the Corporation for such breach. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of any of the provisions of Sections 5, 6 or 7 hereof, the Corporation shall be entitled, in addition to any and all remedies of at law (including rights the Corporation may have to damages), to appropriate injunctive relief, in addition to any other in addition to any other rights, remedies or damages available to the Corporation at law or in equity.

SECTION 9.        SEVERABILITY.

         In the event any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

SECTION 10.       SURVIVAL.

         Sections 4 through 14 shall survive the termination of this Agreement for any reason, unless any of these sections have been held to be unenforceable or improper by any court or arbitral forum with jurisdiction over the dispute.

SECTION 11.       REPRESENTATIONS, WARRANTIES, AND COVENANTS.

         Executive represents, warrants, and covenants that the Executive's performance of all the terms of this Agreement and any services to be rendered as an employee of the Corporation do not and will not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired by the Executive in confidence, trust or otherwise prior to the Executive's employment by the Corporation) to which the Executive is a party or by the terms of which the Executive may be bound. The Executive covenants and agrees that the Executive will not disclose to the Corporation, or induce the Corporation to use, any such proprietary information, knowledge or data belonging to any previous employer or others. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

SECTION 12.       GOVERNING LAW.


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         The validity, interpretation, enforceability, and performance of this
Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to its conflict of law rules. Each party hereby irrevocably submits to the jurisdiction of any Georgia or federal court sitting in the County of Fulton in the State of Georgia in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably waives the defenses of improper venue or an inconvenient forum for the maintenance of any such action or proceeding to the fullest extent permitted by law.

SECTION 13.       GENERAL.

         This Agreement supersedes and replaces any existing agreement between the Executive and the Corporation relating generally to the same subject matter, and may be modified only in a writing signed by the parties hereto. Failure to enforce any provision of the Agreement shall not constitute a waiver of any term herein. The Executive agrees that he will not assign, transfer, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer, or disposition shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Corporation with, or its merger into, any other corporation, or the sale by the Corporation of all or substantially all of its properties or assets, or the assignment by the Corporation of this Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

SECTION 14.       EXECUTIVE ACKNOWLEDGMENT.

         Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Corporation, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.


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AGREED TO BY:



                                    SEROLOGICALS CORPORATION

/s/ David A. Dodd                   /s/ Lawrence E. Tilton


David Dodd                          Name:
                                    Title:  Chairman, Compensation Committee